Exhibit 99.1
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Equity One, Inc.                    For additional information at the Company:
1696 NE Miami Gardens Drive         -----------------------------------------
North Miami Beach, FL  33179            Howard Sipzner, CFO
305-947-1664                        Media Contact:
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                                        Abbe Solomon 305-446-2700

FOR IMMEDIATE RELEASE
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        EQUITY ONE ANNOUNCES SALE OF THREE MILLION SHARES OF COMMON STOCK
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NORTH MIAMI BEACH,  Florida,  September 22, 2003 - Equity One, Inc. (NYSE:  EQY)
announced today that it has entered into an agreement to sell three million shares of common stock at a net price to the Company of $17.05 per share, which represents a 3.45% discount from today's New York Stock Exchange closing price of $17.66 per share. The Company intends to use the net proceeds, after all anticipated issuance costs, of approximately $50.7 million for general corporate
purposes,  including  future  acquisitions,   redevelopments  and  developments.
Pending such uses, the net proceeds will be used to reduce outstanding  variable
rate  debt  under  its  unsecured  credit   facility.   The  offering  is  being
underwritten   by  McDonald   Investments   Inc.  and  Legg  Mason  Wood  Walker
Incorporated as joint book running managers. The Company has granted the underwriters an option to purchase up to an additional 450,000 shares to cover over-allotments, resulting in potential additional proceeds of up to $7.7 million.

All shares of common stock will be offered under the Company's existing shelf registration statements filed with the Securities and Exchange Commission. The offering of these securities will be made only by means of a prospectus supplement which will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement may be obtained from McDonald Investments Inc. at 800 Superior Avenue; Cleveland, Ohio 44114 (mail code OH-01-02-1765) or from Legg Mason Wood Walker Incorporated at 100 Light Street; Baltimore, Maryland 21202.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Equity One, Inc.
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Equity  One  is a  real  estate  investment  trust  that  principally  acquires, renovates,  develops and manages  neighborhood  and community  shopping  centers
anchored   by   national   and   regional    supermarket    chains   and   other
necessity-oriented  retailers such as drug stores or discount retail stores. Our
19.6 million square foot portfolio  consists of 181 properties located primarily
in  metropolitan   areas  of  the  southern  United  States,   encompassing  125
supermarket-anchored   shopping  centers,  nine  drug  store-anchored   shopping
centers, 40 other retail-anchored shopping centers, two commercial properties and five retail developments, as well as non-controlling interests in three unconsolidated joint ventures. For additional information, please visit our web site at www.equityone.net.

Forward Looking Statements
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Certain  matters  discussed  by  Equity  One in this  press  release  constitute forward-looking  statements  within the meaning of the federal  securities laws.
Although   Equity  One  believes  that  the   expectations   reflected  in  such
forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia and the other states in which Equity One owns properties; the continuing financial success of Equity One's current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.